EXHIBIT 99.1

Important Notice Concerning Limitations on Your Trading in Catellus Development

Corporation Stock During Profit Sharing and Savings Plan Blackout Period

August 30, 2005

1.	Please be advised that a “blackout period” will be imposed on transactions involving the Catellus Company Stock Fund (the “Fund”) under the Catellus Development Corporation Profit Sharing and Savings Plan (the “Plan”). This blackout period, described in more detail below, is necessary because of the pending merger of Catellus Development Corporation (“Catellus”) into a subsidiary of ProLogis (the “Merger”) and the resulting exchange of all shares of Catellus common stock for ProLogis common shares, cash or a combination of both, contemplated by the Agreement and Plan of Merger, dated as of June 5, 2005, as amended, to which Catellus and ProLogis are parties. After the Merger, the Fund will be invested in ProLogis common shares. Under the Sarbanes-Oxley Act enacted in 2002, the directors and executive officers of Catellus will generally be prohibited from engaging in transactions involving Catellus’ equity securities (including options and other derivatives based on Company stock) during this blackout period in addition to otherwise complying with Catellus’ Policy Regarding Securities Trades. Dispositions of equity securities of Catellus in connection with the Merger, including your election of Merger consideration and the payment for restricted stock units, restricted stock, director restricted stock units, director stock units and stock options as a result of the Merger, are exempt under Sarbanes-Oxley from the blackout period trading restrictions. The blackout period applies only to transactions in Catellus’ equity securities and will not affect the ProLogis common shares that you may receive in connection with the Merger.

2.	As a result of these changes, during the blackout period participants in the Plan will be temporarily unable to (i) direct or diversify the assets held in their Plan account that are invested in the Fund and (ii) purchase interests in the Fund.

3.	The blackout period for the Plan is expected to begin during the week of September 12, 2005, and end during the week of September 20, 2005. During those two weeks, you may confirm whether the blackout period has started or ended by calling SEI Investments at (877) 345-4181 or accessing the following website: https://www.myretirement.ceic.com/. In addition, during the blackout period and for a period of two years after the ending date of the blackout period, you may obtain, without charge, the actual beginning and ending dates of the blackout period by sending a written request to SEI Investments at 1 Freedom Valley Drive, P.O. Box 1100, Oaks, Pennsylvania 19456.

4.

Generally, during the blackout period, you are prohibited from directly or indirectly purchasing, selling, or otherwise transferring any equity security of Catellus that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest. As indicated above, however, dispositions of equity securities of Catellus in connection with the Merger are excluded from the trading restrictions. In addition, as indicated above, transactions in any ProLogis common shares that you may receive in connection with the Merger are also excluded from the trading restriction.

5.	The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock option or a restricted stock grant), as a direct or indirect inducement to employment or joining the Board of Directors, in transactions between the individual and Catellus, and securities acquired to satisfy minimum ownership requirements or guidelines for directors or executive officers. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

6.	The following are examples of transactions that you may not engage in during the blackout period:

•	Exercising stock options granted to you in connection with your service as a director or executive officer

•	Selling Catellus stock that you acquired by exercising options

•	Selling Catellus stock that you originally received as a restricted stock grant

7.	There are certain exemptions, including:

•	Purchases or sales under 10b5-1(c) trading plans (so long as you do not make or modify your election during the blackout period or at a time when you are aware of the actual or approximate dates of the blackout)

•	Bona fide gifts, bequests, and transfers pursuant to domestic relations orders

•	Acquisitions and dispositions of equity securities in connection with a merger, acquisition, divestiture, or similar transaction

8.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe.

We therefore request that you contact Willie C. Bogan at (415) 974-4500 before engaging in any transaction involving Catellus stock or derivatives based on Catellus’ stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.